As filed with the Securities and Exchange Commission on September 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

B1, Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland 011-41-22-716-9800	Not applicable
(Address of Principal Executive Offices)	(ZIP Code)

Inducement Share Option Award

Inducement Restricted Share Unit Award

(Full Title of the Plan)

Jeremy Stackawitz

Quotient Biodiagnostics, Inc.

301 South State Street, Suite S-204

Newtown, Pennsylvania 18940

(215) 497-8820

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Kathleen Werner, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares of no par value
— Inducement Share Option Award	460,000 shares(2)	$2.37(3)	$1,090,200(3)	$118.94
— Inducement Restricted Share Unit Award	590,000 shares(2)	$2.37(3)	$1,398,300(3)	$152.55
TOTAL	1,050,000 shares	—	$2,488,500	$271.49

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares of no par value (“Ordinary Shares”), that become issuable in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or similar transaction effected without the receipt of consideration that increases the number of outstanding Ordinary Shares.

(2)

The Ordinary Shares referenced in this footnote (2) will be granted as an inducement material to an employee’s acceptance of employment with the Registrant, in accordance with the inducement grant exception under Nasdaq Rule 5635(c)(4).

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act based upon the average of the high and low sales prices of the Ordinary Shares reported on The Nasdaq Global Market on September 29, 2021.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Quotient Limited (the “Registrant”) for the purpose of registering ordinary shares of no par value of the Registrant (the “Ordinary Shares”) that may be issued upon the vesting of the following awards to a newly hired individual: up to (i) 590,000 restricted share units, of which 50% will vest on the first anniversary of the grant date and the balance will vest pro rata on each of the second and third anniversaries of the grant date; and (ii) 460,000 share options that will vest pro rata in three annual installments beginning on the first anniversary of the grant date.

These awards were issued outside of the Registrant’s 2014 Stock Incentive Plan, were approved by the board of directors of the Registrant (the “Board”) and the Remuneration Committee of the Board and issued pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4), as an inducement that is material to an employee’s entering into employment with the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Quotient Limited is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant with the SEC are hereby incorporated by reference herein, and shall be deemed to be a part of, this registration statement:

•	The Annual Report on Form 10-K for the fiscal year ended March 31, 2021 filed with the SEC on June 3, 2021 pursuant to Section 13 of the Exchange Act;

•	The Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 5, 2021;

•	The Current Reports on Form 8-K filed with the SEC on July 2, 2021 (but only with respect to Item 5.02 thereto) and August 11, 2021 (but only with respect to Item 5.02 thereto);

•

The Definitive Proxy Statement on Schedule 14A filed with the SEC on July  23, 2021 pursuant to Section 14(a) of the Exchange Act (but only with respect to information required by Part III of our Annual Report on Form 10-K for the year ended March 31, 2021); and

•

The description of our ordinary shares contained in Exhibit 4.19 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed with the SEC on June 3, 2021, which updated the description thereof contained in our Amendment No. 3 to the Registration Statement on Form 8-A/A (File No. 001-36415), filed with the SEC on October 30, 2015 pursuant to Section 12(b) of the Exchange Act.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

We have entered into indemnification agreements with our directors and certain of our officers which may require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than with respect to claims where they are determined to have breached their fiduciary duties to us), and to advance their expenses, including legal expenses, incurred as a result of any investigation, suit or other proceeding against them as to which they could be indemnified. Generally, the maximum obligation under such indemnifications is not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. If we were to incur a loss in connection with these arrangements, it could affect our business, operating results and financial condition.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made under this Item 8 to the exhibit index included in this registration statement.

Item 9.	Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Ordinary Shares Certificate (Filed as Exhibit 4.1 of Amendment No. 4 to our Registration Statement on Form S-1 (File No. 333-194390) on April 14, 2014 and incorporated herein by reference).

5.1*	Opinion of Carey Olsen Jersey LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Carey Olsen Jersey LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	Quotient Limited 2014 Stock Incentive Plan, as adopted on March 31, 2014, amended and restated on October 28, 2016, further amended and restated on October 31, 2018, and further amended and restated on October 29, 2020 (incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2020).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Eysins, Switzerland on September 30, 2021.

QUOTIENT LIMITED

By:	/s/ MANUEL O. MÉNDEZ
Name: Manuel O. Méndez
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Manuel O. Méndez, Peter Buhler and Vittoria Bonasso and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ MANUEL O. MÉNDEZ Manuel O. Méndez	Chief Executive Officer and Director (Principal Executive Officer)	September 30, 2021

/S/ PETER BUHLER Peter Buhler	Chief Financial Officer (Principal Financial Officer)	September 30, 2021

/S/ VITTORIA BONASSO Vittoria Bonasso	Head of Finance & Group Controller (Principal Accounting Officer)	September 30, 2021

/S/ ISABELLE BUCKLE Isabelle Buckle	Director	September 30, 2021

/S/ FREDERICK HALLSWORTH Frederick Hallsworth	Director	September 30, 2021

Catherine Larue	Director

/S/ BRIAN MCDONOUGH Brian McDonough	Director	September 30, 2021

/S/ ZUBEEN SHROFF Zubeen Shroff	Director	September 30, 2021

/S/ HEINO VON PRONDZYNSKI Heino von Prondzynski	Director	September 30, 2021

/S/ JOHN WILKERSON John Wilkerson	Director	September 30, 2021

/S/ JEREMY STACKAWITZ Jeremy Stackawitz	Authorized Representative in the United States	September 30, 2021